Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	March 19, 2007
BUTLER NATIONAL CORPORATION SELECTED BY BOOT HILL GAMING TO ASSIST IN DEVELOPMENT AND MANAGEMENT OF POTENTIAL KANSAS DESTINATION CASINO

Olathe, Kansas, March 19, 2007 - Butler National Corporation (OTC Bulletin Board "BUKS") announces its gaming management subsidiary, Butler National Service Corporation has been selected to assist Dodge City, Kansas based Boot Hill Gaming, Inc. with the development and management of a potential Kansas Destination Casino at historic Boot Hill in Dodge City.

Boot Hill Gaming, Inc. is a Dodge City community organization consisting of leaders from the Boot Hill Museum, City of Dodge City, Ford County, Kansas and many volunteer citizen support groups with the purpose of assembling an All-Kansas Team to develop a gaming establishment to enhance and recreate the world famous 1870's experience at the historic Boot Hill Destination in Dodge City.

A March 12, 2007, presentation by Mr. Jeff Thorpe, President of Boot Hill Gaming, to the Kansas Legislature is available for your review at www.butlernational.com. This presentation includes the worldwide customer demographics of the Destination Casino and the expected financial results if the Destination Casino is approved.

On March 15, 2007, Boot Hill Gaming, representing Dodge City, Kansas, announced that Butler National Service Corporation of Olathe, Kansas has been selected to be the casino manager for the Boot Hill Destination Casino. Butler National has been assisting Dodge City and Boot Hill Gaming with the research, development plans, financial projections, design and promotion of a Destination Casino at Dodge City with an All-Kansas Team.

Under proposed legislation, the establishment of the Boot Hill Destination Casino requires authorization for casino gaming in Dodge City, the approval of gaming in Ford County, Kansas by the citizens of the County and the formal selection and approval of Butler National Service Corporation as the manager by the State of Kansas.

"Butler National is honored and proud to be selected by Boot Hill Gaming as a part of the All-Kansas Team to assist with the restoration of the historic 1870's experience in Western Kansas. The testimony given by Mr. Thorpe includes estimates by a State of Kansas research study of casino revenue in the Dodge City destination market that range from $50 million to $60 million per year. Development, construction and equipment costs are estimated to be approximately $50 million.

We believe the majority of this revenue should come from tourists traveling from all over the world to visit Western Kansas sites and the Boot Hill Destination. This activity should result in considerable economic development through direct spending and through the economic multiplier for the supporting businesses at all the historic sites in Western Kansas. Using a conservative multiplier of five, we would project the Boot Hill Destination Casino could create as much as $500 million or more of economic activity in the region. This would be a major addition to the Kansas economy and the Kansas tourism industry", said Clark Stewart, President of Butler National.

Our Business:

About Butler National Corporation

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward- looking statements contained herein. These Risk Factors are also listed in Part I Item 1A of the company's Annual Report on Form 10-K.

FOR MORE INFORMATION CONTACT:
Craig Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations

Creative Options Communications
jim@jdcreativeoptions.com

Phone (214) 663-5833 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-